EXHIBIT 99.1

All references to “we,” “us,” “our” or “Internap” are to Internap Network Services Corporation and its consolidated subsidiaries.

RISK FACTORS

Investing in our common stock involves many risks, some of which are described below. The risks set forth below do not, however, represent every possible event that, if it occurred, would materially adversely affect our business or operating results. The potential for the occurrence of unforeseen risks is inherent in an investment in our common stock. You should carefully consider the potential for occurrence of unforeseen risks as well as the following risk factors and the other information contained elsewhere or incorporated by reference in this prospectus before investing in our common stock.

Risks Related to Our Business

We have a history of losses, expect future losses and may not achieve or sustain profitability.

We have incurred net losses in each quarterly and annual period since we began operations in May 1996. We incurred net losses of $185.5 million, $479.2 million and $72.3 million for the years ended December 31, 2000, 2001 and 2002, respectively, and incurred a net loss of $30.5 million for the nine months ended September 30, 2003. As of September 30, 2003, our accumulated deficit was $826.9 million. We expect to incur additional operating losses for the foreseeable future, and we cannot guarantee that we will become profitable. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis, and our failure to do so would adversely affect our business, including our ability to raise additional funds.

Our operations have historically been cash flow negative, and we have depended on equity and debt financings to meet our cash requirements, which may not be available to us in the future on favorable terms, if at all.

We have experienced negative operating cash flow and have depended upon equity and debt financings, as well as borrowings under our credit facilities, to meet our cash requirements in each quarterly and annual period since we began our operations in May 1996. We expect to meet our cash requirements in 2004 through a combination of existing cash, cash equivalents and short-term investments, and borrowings under our credit facilities. Our capital requirements depend on several factors, including the rate of market acceptance of our services, the ability to expand and retain our customer base, and other factors. If our cash requirements vary materially from those currently planned, if our cost reduction initiatives have unanticipated adverse effects on our business, or if we fail to generate sufficient cash flow from the sales of our services, we may require additional financing sooner than anticipated. We cannot assure you that we will be able to obtain additional financing on commercially acceptable terms, or at all. Provisions in our existing credit facility and the terms of our series A preferred stock limit our ability to incur additional indebtedness. Our current credit facility with Silicon Valley Bank of $20.0 million expires on October 22, 2004. We cannot assure you that this credit facility will be renewed upon expiration on acceptable terms. If we are unable to obtain any required financing, we may not be able to execute our business plan, including the deployment of network access points, and our business, results of operations and financial condition could be adversely affected.

As a result of the overcapacity created in the Internet connectivity and Internet Protocol services market, we have recorded significant restructuring charges and goodwill impairment.

As a result of the overcapacity created in the Internet connectivity and Internet Protocol services market during the past several years, we have undertaken significant operational restructurings and have taken restructuring charges and recorded total restructuring costs (benefits) of $64.1 million, $(3.8) million and $1.1 million for the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2003, respectively. We expect that restructuring charges in the fourth quarter of 2003 will be approximately $200,000. If the Internet connectivity and Internet Protocol services market continues to experience overcapacity and uncertainty or declines in the future, we may incur additional restructuring charges or adjustments in the future.

Such additional restructuring charges or adjustments could adversely affect our business, net profit and stockholders’ equity. In addition, we recorded goodwill impairment of $196 million in 2001, and we cannot assure you that we will not record additional goodwill impairment in future periods. Our recent restructurings and goodwill impairment may impede our ability to expand our customer base, hire new employees or obtain new financing, which could adversely affect our business, results of operations and financial condition.

Our restructurings of operations and other cost reducing measures may not achieve the results we intended and may adversely affect our operations in future periods.

We have recently substantially completed significant operational restructurings, which included reducing headcount, consolidating network access points, terminating certain nonstrategic real estate leases and license arrangements and moving our headquarters from Seattle, Washington to Atlanta, Georgia. In addition, we have recruited several experienced executives to our senior management team. We undertook these measures to reduce expenses and establish a business plan that is appropriate for our expected revenue levels.

We expect that we will encounter challenges and difficulties similar to those frequently experienced by companies operating under a new or revised business plan, particularly companies in the rapidly evolving Internet connectivity and Internet Protocol services markets. These challenges and difficulties relate to our ability to:

•	attract new customers and retain existing customers;

•	generate sufficient cash flow from operations or through additional debt or equity financings to support our growth strategy;

•	hire, train and retain sufficient management, operational and technical employees; and

•	install and implement new systems, procedures and controls to support our growth strategy with minimal delays.

If the actions taken in our restructurings do not sufficiently decrease our expenses, we may implement further streamlining of our operations or undertake additional restructurings of our business, which could divert management’s attention and strain operational and financial resources. We may not successfully address any or all of these challenges, and our failure to do so would adversely affect our business plan and results of operations, our ability to raise additional capital and our ability to achieve profitability.

We may not be able to compete successfully against current and future competitors.

The Internet connectivity and Internet Protocol services market is highly competitive. We expect competition from existing competitors to intensify in the future, and we may not have the financial resources, technical expertise, sales and marketing abilities or support capabilities to compete successfully. Our competitors currently include regional Bell operating companies that offer Internet access, global, national and regional Internet service providers, and other Internet infrastructure providers and manufacturers. In addition, Internet network service providers may make technological advancements, such as the introduction of improved routing protocols to enhance the quality of their services, which could negatively impact the demand for our products and services.

In addition, we will face additional competition as we expand our managed services product offerings, including competition from technology and telecommunications companies. A number of telecommunications companies and Internet service providers have been offering or expanding their network services. Further, the ability of some of these potential competitors to bundle other services and products with their network services could place us at a competitive disadvantage. Various companies are also exploring the possibility of providing, or are currently providing, high-speed, intelligent data services that use connections to more than one network or use alternative delivery methods including the cable television infrastructure, direct broadcast satellites and wireless local loop. Many of our existing and future competitors may have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than we do. As a result, our competitors may have significant advantages over us. Increased competition and technological advancements by our competitors could adversely affect our business, results of operations and financial condition.

Pricing pressure could decrease our revenue and threaten the attractiveness of our premium priced services.

Pricing for Internet connectivity services has declined significantly in recent years and may decline in the future. An economic downturn could further contribute to this effect. We currently charge, and expect to continue to charge, higher prices for our high performance Internet connectivity services than prices charged by our competitors for their connectivity services. By bundling their services and reducing the overall cost of their solutions, certain of our competitors may be able to provide customers with reduced communications costs in connection with their Internet connectivity services or private network services, thereby significantly increasing the pressure on us to decrease our prices. Increased price competition and other related competitive pressures could erode our revenues, and significant price deflation could affect our results of operations if we are unable to control our costs. Because we rely on Internet network service providers to deliver our services and have agreed with some of these providers to purchase minimum amounts of service at predetermined prices, our profitability could be adversely affected by competitive price reductions to our customers even with an increased number of customers.

In addition, over the last several years, companies that require Internet connectivity have been evaluating and will continue to evaluate the cost of such services, particularly high performance connectivity services such as those we currently offer, in light of economic factors and technological advances. Consequently, existing and potential customers may be less willing to pay premium prices for high performance Internet connectivity services and may choose to purchase lower quality services at lower prices, which could adversely affect our business, results of operations and financial condition.

If we are unable to deploy new network access points or do not adequately control expenses associated with the deployment of new network access points, our results of operations could be adversely affected.

As part of our strategy, we intend to continue to expand our network access points, particularly in new geographic markets. We will face various risks associated with identifying, obtaining and integrating attractive network access point sites, negotiating leases for centers on competitive terms, cost estimation errors or overruns, delays in connecting with local exchanges, equipment and material delays or shortages, the inability to obtain necessary permits on a timely basis, if at all, and other factors, many of which are beyond our control and all of which could delay the deployment of a new network access point. We cannot assure you that we will be able to open and operate new network access points on a timely or profitable basis. Deployment of new network access points will increase operating expenses, including expenses associated with hiring, training, retaining and managing new employees, provisioning capacity from Internet network service providers, purchasing new equipment, implementing new systems, leasing additional real estate and incurring additional depreciation expense. If we are unable to control our costs as we expand in geographically dispersed locations, our results of operations could be adversely affected.

We have acquired and may acquire other businesses, and these acquisitions involve numerous risks.

As part of our strategy, we recently acquired two companies, netVmg, Inc. and Sockeye Networks, Inc., and have not yet completed the integration of the operations of these companies. We intend to pursue additional acquisitions of complementary businesses, products, services and technologies to expand our geographic footprint, enhance our existing services, expand our service offerings and enlarge our customer base. If we complete future acquisitions, we may be required to incur or assume additional debt and make capital expenditures and issue additional shares of our common stock or securities convertible into our common stock as consideration, which will dilute our existing stockholders’ ownership interest and may adversely affect our results of operations. Our ability to grow through acquisitions involves a number of additional risks including the following:

•	the ability to identify and consummate complementary acquisition candidates;

•	the possibility that we may not be able to successfully integrate the operations, personnel, technologies, products and services of the acquired companies in a timely and efficient manner;

•	diversion of management’s attention from normal daily operations to negotiate acquisitions and integrate acquired businesses;

•	insufficient revenues to offset significant unforeseen costs and increased expenses associated with the acquisitions;

•	challenges in completing projects associated with in-process research and development being conducted by the acquired businesses;

•	risks associated with our entrance into markets in which we have little or no prior experience and where competitors have a stronger market presence;

•	deferral of purchasing decisions by current and potential customers as they evaluate the likelihood of success of our acquisitions;

•	issuance by us of equity securities that would dilute ownership of our existing stockholders;

•	incurrence and/or assumption of significant debt, contingent liabilities and amortization expenses; and

•	loss of key employees of the acquired companies.

Failure to effectively manage our growth through acquisitions could adversely affect our growth prospects, business, results of operations and financial condition.

Because we have limited experience operating internationally, our international operations may not be successful.

We have limited experience operating internationally. We currently have a network access point in London, England participate in a joint venture with NTT-ME Corporation that operates a network access point in Tokyo, Japan and recently announced a strategic partnership with Telefonica USA, which is intended to provide us with further access in Europe and access to the Latin American market. As part of our strategy to expand our geographic markets, we may develop or acquire network access points or complementary businesses in additional international markets. The risks associated with expansion of our international business operations include:

•	challenges in establishing and maintaining relationships with foreign customers as well as foreign Internet network service providers and local vendors, including data center and local network operators;

•	challenges in staffing and managing network operations centers and network access points across disparate geographic areas;

•	limited protection for intellectual property rights in some countries;

•	challenges in reducing operating expenses or other costs required by local laws;

•	exposure to fluctuations in foreign currency exchange rates;

•	costs of customizing network access points for foreign countries and customers;

•	protectionist laws and practices favoring local competition;

•	political and economic instability; and

•	compliance with governmental regulations.

We may be unsuccessful in our efforts to address the risks associated with our international operations, which may limit our international sales growth and adversely affect our business and results of operations.

We depend on a number of Internet network service providers to provide Internet connectivity to our network access points. If we are unable to obtain required connectivity services on a cost-effective basis, or if such services are interrupted or terminated, our growth prospects and business, results of operations and financial conditions could be adversely affected.

In delivering our services, we rely on a number of Internet networks, all of which are built and operated by others. In order to be able to provide high performance connectivity services to our customers through our network access points, we purchase connections from several Internet network service providers. We cannot assure you that these Internet network service providers will continue to provide service to us on a cost-effective basis or on otherwise competitive terms, if at all, or that these providers will provide us with additional capacity to adequately meet customer demand. If consolidation occurs among Internet network service providers, we may have fewer providers from which to obtain service, possibly resulting in higher network costs to us. We may be unable to establish and maintain relationships with other Internet network service providers that may emerge or that are significant in geographic areas, such as Asia and Europe, in which we may locate our future network access points. Any of these situations could limit our growth prospects and adversely affect our business, results of operations and financial condition.

We depend on third party suppliers for key elements of our network infrastructure and failure of these suppliers to deliver their products and services as agreed could impair our ability to provide our services on a competitive and timely basis.

Any failure to obtain required products or services from third party suppliers on a timely basis and at an acceptable cost would affect our ability to provide our services on a competitive and timely basis. We depend on other companies to supply various key elements of our infrastructure including the network access loops between our network access points and our Internet network service providers and the local loops between our network access points and our customers’ networks. We currently purchase routers and switches from a limited number of vendors. Furthermore, we do not carry significant inventories of the products we purchase, and we have no guaranteed supply arrangements with our vendors. A loss of a significant vendor could delay any build-out of our infrastructure and increase our costs. If our limited source of suppliers fails to provide products or services that comply with evolving Internet standards or that interoperate with other products or services we use in our network infrastructure, we may be unable to meet all or a portion of our customer service commitments, which could adversely affect our business, results of operations and financial condition.

A failure in our network operations centers, network access points or computer systems would cause a significant disruption in our Internet connectivity services, and we may experience significant disruptions in our ability to service our customers.

Our business depends on the efficient and uninterrupted operation of our network operations centers, our network access points and our computer and communications hardware systems and infrastructure. Interruptions could result from natural or human caused disasters, power loss, telecommunications failure and similar events. If we experience a problem at our network operations centers, we may be unable to provide Internet connectivity services to our customers, provide customer service and support or monitor our network infrastructure or network access points, any of which would seriously harm our business and operating results. Also, because we provide continuous Internet availability under our service level agreements, we may be required to issue a significant amount of customer credits as a result of such interruptions in service. These credits could negatively affect our results of operations. In addition, interruptions in service to our customers could harm our customer relations, expose us to potential lawsuits and require additional capital expenditures.

A significant number of our network access points are located in facilities owned and operated by third parties. In many of those arrangements, we do not have property rights similar to those customarily possessed by a lessee or sublessee, but instead have lesser rights of occupancy. In certain situations, the financial condition of those parties providing occupancy to us could have an adverse impact on the continued occupancy arrangement or the level of service delivered to us under such arrangements.

Our results of operations have fluctuated in the past and may continue to fluctuate, which could have a negative impact on the price of our common stock.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuation in our operating results may cause the market price of our common stock to decline. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including:

•	competition and the introduction of new services by our competitors;

•	continued pricing pressures resulting from competitors’ strategies or excess bandwidth supply;

•	fluctuations in the demand and sales cycle for our services;

•	fluctuations in the market for qualified sales and other personnel;

•	changes in the prices for Internet connectivity we pay to Internet network service providers;

•	the cost and availability of adequate public utilities, including power;

•	our ability to obtain local loop connections to our network access points at favorable prices;

•	integration of people, operations, products and technologies of acquired businesses; and

•	general economic conditions.

In addition, fluctuations in our results of operations may arise from strategic decisions we have made or may make with respect to the timing and magnitude of capital expenditures such as those associated with the deployment of additional network access points and the terms of our network connectivity purchase agreements. These and other factors discussed in this prospectus could have a material adverse effect on our business, results of operations and financial condition. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization, and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. Because our results of operations have fluctuated in the past and are expected to continue to fluctuate in the future, investors should not rely on the results of any particular period as an indication of future performance in our business operations. Fluctuations in our results of operations could have a negative impact on our ability to raise additional capital and execute our business plan. Our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

The terms of our existing credit facility and our master lease with our primary supplier impose restrictions upon us.

The terms of our existing credit facility and our master lease with our primary supplier impose operating and financial restrictions on us and require us to meet certain financial tests. These restrictions may also have a negative impact on our business, financial condition and results of operations by significantly limiting or prohibiting us from engaging in certain transactions.

The failure to comply with any of these covenants would cause a default under these facilities. Furthermore, our credit facility contains certain financial covenants, including the maintenance of a minimum tangible net worth through certain pre-determined periods which, if not maintained by us, will cause us to be in default under the credit facility. The terms of our master lease agreement, as amended, include financial covenants that require us to maintain minimum liquidity balances, minimum revenue levels, specified levels of earnings before interest, taxes, depreciation and amortization and other customary covenants. Any defaults, if not waived, could result in the acceleration of the maturity of our debt. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it on terms that are acceptable to us, which could adversely impact our business, results of operations and financial condition.

The terms of our series A preferred stock contain a number of restrictions that could restrict our operating flexibility, including actions otherwise deemed to be in the best interests of the holders of our common stock.

The terms of our series A preferred stock contain covenants that restrict our operating flexibility. As of December 31, 2003, there were 1,751,385 shares of series A preferred stock outstanding, convertible into 58,994,032 shares of our common stock. As long as shares of series A preferred stock representing at least 5 million shares of our common stock upon conversion remain outstanding, without the approval of holders of more than 50% of the outstanding shares of such stock, we may not, among other things:

•	increase or decrease our authorized number of shares of capital stock;

•	authorize, issue or sell stock or securities convertible into equity securities that rank equal with or senior to our series A preferred stock as to redemption, voting rights, liquidation preferences or dividends;

•	redeem, repurchase or pay dividends or make any other distribution with respect to our common stock;

•	issue debt in excess of $5 million; or

•	increase the number of shares available under our stock compensation plans.

We cannot assure you that we could obtain the approval of the required percentage of the holders of series A preferred stock to the waiver or amendment of one or more of the foregoing restrictions on a timely basis, if at all. If we are unable to obtain this approval, we may be unable to execute our business plan and our business, results of operations and financial condition could be adversely affected.

We depend upon our key employees and may be unable to attract or retain sufficient numbers of qualified personnel.

Our future performance depends to a significant degree upon the continued contributions of our executive management team and other key employees. To the extent we are able to expand our operations and deploy additional network access points, we may need to increase our workforce. Accordingly, our future success depends on our ability to attract, hire, train and retain highly skilled management, technical, sales, marketing and customer support personnel. Competition for qualified employees is intense, and we compete for qualified employees with companies that may have greater financial resources than we have. Consequently, we may not be successful in attracting, hiring, training and retaining the people we need, which would seriously impede our ability to implement our business strategy.

If we fail to adequately protect our intellectual property, we may lose rights to some of our most valuable assets.

We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality agreements with employees, consultants and customers and other protective measures to establish and protect our proprietary technology and information. INTERNAP is a trademark of Internap and is registered in the United States. We have a patent portfolio comprised of a United States patent and U.S. patent applications, foreign national patents and patent applications and international patent applications filed under the Patent Cooperation Treaty. Our patents and patent applications largely relate to our network access point and premise-based route control technologies, including our route and network management platforms, and other technical aspects of our services. We may file additional trademark and patent applications in the future. We cannot assure you that these patents or any future issued patents will provide significant proprietary protection or commercial advantage to us or that the U.S. Patent and Trademark Office or a foreign patent office will allow any additional or future patent claims. It is possible that any patents that have been or may be issued to us could still be successfully challenged by third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents. Further, current and future competitors may independently develop similar technologies, duplicate our services and products or design around any patents that may be issued to us. Effective patent protection may not be available in every country in which we intend to do business. In addition to patent protection, we believe the protection of our copyrightable works, trademarks and trade secrets is important to our future success. Despite any precautions that we have taken, intellectual property laws and contractual restrictions may not be sufficient to prevent misappropriation of our proprietary technology or information or deter others from developing similar or superior technologies. We cannot assure you that confidentiality agreements and other contractual restrictions will provide adequate protection of our proprietary information in the event of an unauthorized use or disclosure, that employees, consultants or customers will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors.

We are subject to securities class action litigation, which may harm our business and results of operations.

In July 2001, putative class action lawsuits were filed against us, certain of our officers and directors, several investment banks that were underwriters of our initial public offering, or IPO, and a number of other companies, or Issuers. The suits allege that we, certain of our officers and directors, and investment banks that were underwriters in our IPO violated Section 11 of the Securities Act of 1933 based on allegations that our registration statement and prospectus failed to disclose material facts regarding the compensation received by and the stock allocation practices of the IPO underwriters. We have agreed to a tentative settlement with the plaintiffs. The settlement agreement is subject to court approval and sufficient participation by defendants in similar actions. If the proposed settlement is not approved by the court or a sufficient number of defendants do not participate in the settlement, the defense of this litigation may increase our expenses and divert management’s attention and resources. An adverse outcome in this litigation could seriously harm our business, results of operations and financial condition. In addition, we may, in the future, be subject to other securities class action or similar litigation.

We may face litigation and liability due to claims of infringement of third party intellectual property rights.

The Internet services industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark, trade secret and other intellectual property rights to technologies that are important to our business. Any claims that our products or services infringe or may infringe proprietary rights of third parties, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel or require us to enter into royalty or licensing agreements, any of which could significantly harm our operating results. In addition, our customer agreements generally provide for us to indemnify our customers for expenses or liabilities resulting from claimed infringement of patents or copyrights of third parties, subject to certain limitations. If an infringement claim against us were to be successful, and we were not able to obtain a license to the relevant or a substitute technology on acceptable terms or redesign our products or services to avoid infringement, our ability to compete successfully in our competitive market would be materially impaired.

Risks Related to Our Industry

The future evolution of the high performance Internet connectivity market, and therefore the role of our products and services, cannot be predicted with certainty.

We face the risk that the market for high performance Internet connectivity services might develop more slowly or differently than currently projected, or that our services may not achieve continued and/or widespread market acceptance. Furthermore, we may be unable to market and sell our services successfully and cost-effectively to a sufficiently large number of customers. We typically charge a premium for our services, which may affect market acceptance of our services or adversely impact the rate of market acceptance. We believe the danger of nonacceptance is particularly acute during economic slowdowns and when there is significant pricing pressure on Internet service providers. Finally, if the Internet becomes subject to a form of central management, or if Internet network service providers establish an economic settlement arrangement regarding the exchange of traffic between Internet networks, the demand for our Internet connectivity services could be adversely affected.

If we are unable to respond effectively and on a timely basis to rapid technological change, we may lose or fail to establish a competitive advantage in our market.

The Internet connectivity and Internet Protocol services industry is characterized by rapidly changing technology, industry standards and customer needs, as well as by frequent new product and service introductions. New technologies and industry standards have the potential to replace or provide lower cost alternatives to our services. The adoption of such new technologies or industry standards could render our existing services obsolete and unmarketable. Our failure to anticipate the prevailing standard, to adapt our technology to any changes in the prevailing standard or the failure of a common standard to emerge could hurt our business. Our pursuit of necessary technological advances may require substantial time and expense, and we may be unable to successfully adapt our network and services to alternative access devices and technologies.

Our network and software are vulnerable to security breaches and similar threats that could result in our liability for damages and harm our reputation.

There have recently been a number of widespread and disabling attacks on public and private networks. The number and severity of these attacks may increase in the future as network assailants take advantage of outdated software, security breaches or incompatibility between or among networks. Computer viruses, intrusions and similar disruptive problems could result in our liability for damages under agreements with our customers, and our reputation could suffer, thereby deterring potential customers from working with us. Security problems or other attacks caused by third parties could lead to interruptions and delays or to the cessation of service to our customers. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information stored in our computer systems and in those of our customers and could expose us to liability under Internet “spam” regulations. In the past, third parties have occasionally circumvented some of these industry-standard measures. Therefore, we cannot assure you that the measures we implement will not be circumvented. Our efforts to eliminate computer viruses and alleviate other security problems may result in increased costs, interruptions, delays or cessation of service to our customers, which could hurt our business, results of operations and financial condition.

Recent terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The September 11, 2001 terrorist attacks in the United States, the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility have had, and may continue to have, an adverse effect on business, financial and general economic conditions internationally. Effects from these events and any future terrorist activity, including cyber terrorism, may, in turn, increase our costs due to the need to provide enhanced security, which would adversely affect our business and results of operations. These circumstances may also damage or destroy the Internet infrastructure and may adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our network access points.

If governments modify or increase regulation of the Internet, the provision of our services could become more costly.

International bodies and federal, state and local governments have adopted a number of laws and regulations that affect the Internet and are likely to continue to seek to implement additional laws and regulations. For example, a federal law regulating unsolicited commercial e-mail, or “spam,” was recently enacted. The effects of this legislation, which by its terms preempts over thirty state laws, on our business is uncertain. In addition, federal and state agencies are actively considering regulation of various aspects of the Internet, including taxation of transactions, and imposing access fees for voice-over-Internet Protocol. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for our services, impose taxes or other costly technical requirements, regulate the Internet in some respects as has been done with traditional telecommunications services or otherwise increase the cost of doing business on the Internet or in some other manner have a significantly harmful effect on us or our customers. Moreover, the nature of any new laws and regulations and the interpretation of applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

As of November 1, 2003, the Internet Tax Freedom Act, which placed a moratorium against certain state and local taxation of Internet access, expired. Pursuant to this moratorium, most of our services were not subject to state and local taxation. Should the U.S. Congress not pass a similar moratorium limiting the taxation of Internet access or related services, state and local governments may impose taxes on some or all of the services we currently provide. We may not be able to pass these taxes along to our customers. This additional expense may have a negative impact on our business and the industry generally.

Risks Related to Our Capital Stock

Our common stockholders may experience significant dilution, which would depress the market price of our common stock.

Holders of our series A preferred stock, options and warrants may convert their shares to common stock or exercise their options or warrants to purchase our common stock which would increase the number of outstanding shares of common stock in the future. As of December 31, 2003, (1) 1,751,385 shares of series A preferred stock, convertible into an aggregate of 58,994,032 shares of our common stock, were outstanding, (2) options to purchase an aggregate of 44,061,275 shares of our common stock at a weighted average exercise price of $1.61 were outstanding, and (3) warrants to purchase 17,159,417 shares of our common stock at a weighted average exercise price of $0.95 per share were outstanding. As of December 31, 2003, if all outstanding shares of our series A preferred stock were converted and all options and warrants were exercised, our outstanding shares of common stock would increase from approximately 228.7 million shares to approximately 349.0 million shares, an increase of approximately 52.6% in the number of shares of common stock outstanding. The issuance of our common stock upon the conversion of series A preferred stock or the exercise of options and warrants could depress the market price of the common stock by increasing the number of shares of common stock outstanding on an absolute basis or as a result of the timing of additional shares of common stock becoming available on the market.

Holders of our series A preferred stock have the right to receive additional shares of our common stock if we issue shares of our common stock for less than $0.95 per share, which could have a dilutive impact on our common stock and depress the market price of our common stock.

Because we issued shares of our common stock in our August 2003 private placement at a price below the conversion price of the series A preferred stock at that time, the number of shares of common stock into which our outstanding shares of series A preferred stock are convertible increased by 34.5 million shares. Under our certificate of incorporation, issuances by us of our common stock at a price below the conversion price of our series A preferred stock, which is currently $0.95 per share, will result in the adjustment of the conversion price to such lower price and the number of shares of common stock into which shares of our series A preferred stock are convertible will increase. Such adjustments could have a dilutive effect on other holders of our common stock and depress on the market price of our common stock.

The holders of our series A preferred stock have payment rights that are senior to holders of our common stock.

In the event of a liquidation, dissolution or winding up of Internap, holders of our series A preferred stock will have claims against our assets that are senior to any claims of the holders of our common stock. More specifically, the holders of our series A preferred stock would be entitled to receive an amount equal to the original issuance price of the series A preferred stock plus any declared and unpaid dividends thereon. That amount is currently equal to $32.00 per share of preferred stock or approximately $56 million in the aggregate for all shares of series A preferred stock outstanding as of December 31, 2003. After receiving that preferential distribution, holders of our series A preferred stock would then be entitled to participate ratably with the holders of our common stock in any receipt of remaining proceeds until the holders of our series A preferred stock have received three times the original issue price of the series A preferred stock. A liquidation includes a consolidation or merger of Internap in which the holders of our common stock immediately prior to the transaction own less than 50% of our voting power immediately after the transaction, a transaction or series of transactions in which a person or group acquires beneficial ownership of more than 50% of our common stock or voting power, or a sale, lease or disposition of all or substantially all of our assets.

The holders of our series A preferred stock, as a group, through their ownership of series A preferred stock and common stock, have the ability to influence the outcome of matters brought before our stockholders.

The holders of our series A preferred stock, as a group, through their ownership of series A preferred stock and common stock, have significant voting power with respect to matters brought before our stockholders and may have interests that are adverse to those of our common stockholders. This voting power includes the right to vote equally with holders of our common stock in all matters brought before our stockholders. As of December 31, 2003, the holders of series A preferred stock, through their series A preferred stock and common stock holdings, represented 23% of our voting power. In addition, holders of our series A preferred stock have the right to approve, voting as a separate class, certain matters, including the election of two directors to our board of directors, changes to our certificate of incorporation and certain events of consolidation, merger, reorganization or change of control, which could include a transaction containing a substantial premium to the then-current market price of our common stock or other terms deemed by our management or board of directors to be in the best interests of holders of our common stock.

Future sales of shares by us or our existing stockholders could affect our stock price.

The shares held by our stockholders, including holders of our series A preferred stock and our executive officers and directors, may be sold in the public market at any time and from time to time subject, in certain cases, to volume limitations under Rule 144 of the Securities Act and various vesting agreements. If any of these stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. Holders of our series A preferred stock and certain holders of our common stock and warrants to purchase our common stock possess registration rights and may require us to register up to              shares in the future. In addition, shares subject to outstanding options and shares reserved for future issuance under our stock option and purchase plans will continue to become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and the securities rules and regulations applicable to these shares. A registration statement to permit the resale of 85,568,119 shares of our common stock issuable upon conversion of the series A preferred stock and the exercise of warrants is currently effective and we filed a registration statement to permit the resale of 14,998,312 shares of our common stock, including 1,926,000 shares of our common stock issuable upon the exercise of outstanding warrants, on January 13, 2004. On January 13, 2004, we filed a registration statement to permit the sale of an aggregate of 45,653,536 shares of our common stock by us and certain selling stockholders.

Our stock price may be volatile, and you could lose all or part of your investment.

The market for our equity securities has been extremely volatile. Our stock price could suffer in the future as a result of any failure to meet the expectations of public market analysts and investors about our results of operations from quarter to quarter. The following factors could cause the price of our common stock in the public market to fluctuate significantly:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the Internet connectivity and services industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus contains, and other materials filed or to be filed by us with the Securities and Exchange Commission, or SEC, and incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including, among others, statements regarding our future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Internap and members of our management team, as well as the assumptions on which such statements are based, and equally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “forecasts,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by forward-looking statements. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include those set forth under the caption “Risk Factors” beginning on page 6, including, but not limited to:

•	our ability to achieve profitability;

•	our ability to secure adequate funding;

•	the incurrence of additional restructuring charges;

•	the success of our recent operational restructurings;

•	our ability to compete against existing and future competitors;

•	pricing pressures;

•	our ability to deploy new access points in a cost-efficient manner;

•	our ability to successfully complete future acquisitions;

•	risks associated with international operations;

•	the availability of services from Internet network service providers;

•	failure of suppliers to deliver their products and services as agreed;

•	failures in our network operations centers, network access points or computer systems;

•	fluctuations in our operating results;

•	our ability to operate in light of restrictions in our existing credit facility, the terms of our master lease agreement with our principal supplier and the terms of our series A preferred stock;

•	our ability to attract and retain qualified personnel;

•	our ability to protect our intellectual property;

•	the outcome of our securities litigation;

•	litigation due to infringement of third party intellectual property rights;

•	evolution of the high performance Internet connectivity and services industry;

•	our ability to respond to technological change;

•	our ability to protect ourselves and our customers from security breaches;

•	effects of terrorist activity;

•	government regulation of the Internet;

•	the dilutive effects of our stock price due to our convertible series A preferred stock and warrants;

•	the senior payment rights of our series A preferred stock;

•	the control rights of the holders of our series A preferred stock;

•	future sales of stock; and

•	volatility of our stock price.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

BUSINESS

Overview

We provide high performance, managed Internet connectivity solutions to business customers who require guaranteed network availability and high performance levels for business-critical applications, such as e-commerce, video and audio streaming, voice over Internet Protocol, virtual private networks and supply chain management. We deliver services through our 30 network access points, which feature multiple direct high speed connections to major Internet networks. Our proprietary route optimization technology monitors the performance of these Internet networks and allows us to intelligently route our customers’ Internet traffic over the optimal Internet path in a way that minimizes data loss and network delay. We believe this approach provides better performance, control, predictability and reliability than conventional Internet connectivity providers. Our service level agreements guarantee performance across the entire Internet in the United States, excluding local connections, whereas conventional Internet connectivity providers typically only guarantee performance on their own network. We provide services to customers in various industry verticals, including financial services, government, media and communications, retail, technology and travel. As of September 30, 2003, we provided our services to 1,566 customers in the United States and abroad, including approximately 70 customers in the Fortune 1000.

In addition to our connectivity solutions, we provide complementary managed Internet services, including content distribution, virtual private networking, managed security, managed storage and video conferencing. We provide these managed Internet services through arrangements with third parties such as Akamai Technologies, Inc., Cisco Systems, Inc., Internet Security Systems, Inc. and VeriSign, Inc. In addition, we have marketing agreements with Dimension Data Holdings plc, Hitachi, Ltd., NEC Corporation and Telefonica U.S.A.

Through our recent acquisitions of netVmg, Inc. and Sockeye Networks, Inc., we have extended the reach of our high performance connectivity capabilities from our network access points to the customer’s premises through a hardware and software route optimization product we refer to as our Flow Control Platform. This product enables customers to manage Internet traffic cost, performance and operational decisions directly from their corporate locations. Our Flow Control Platform is designed for large businesses that either choose to manage their Internet services with in-house information technology expertise or outsource these services to us.

As a result of our significant operational restructurings, we have lowered operating expenses by reducing headcount, consolidating network access points, terminating certain nonstrategic real estate leases and license arrangements and moving our headquarters from Seattle, Washington to Atlanta, Georgia. In addition, we have recruited several experienced executives to our senior management team. With our operational restructurings now substantially complete, we believe we are well-positioned to leverage our existing infrastructure to grow our customer base, revenue and profitability.

Industry Background

The emergence of multiple internet networks

The Internet originated as a restricted network designed to provide efficient and reliable long distance data communications among the disparate computer systems used by government-funded researchers and organizations. As the Internet evolved, businesses began to use the Internet for functions critical to their core business and communications. Telecommunications companies established additional networks to supplement the original public infrastructure and satisfy increasing demand. Currently, the Internet is a global collection of tens of thousands of interconnected computer networks, forming a network of networks. Of these networks, approximately twelve commercial Internet networks contain the substantial majority of the addressable routes on the Internet. These networks were developed at great expense but are nonetheless constrained by the fundamental limitations of the Internet’s architecture. Each network must connect to one another, or peer, to permit its customers to communicate with each other. Consequently, many Internet network service providers have agreed to exchange large volumes of data traffic through a limited number of public network access points and a growing number of private connections.

Public network access points are not centrally managed, and we believe that no single entity has the economic incentive or ability to facilitate problem resolution or to optimize peering within the public network access points, nor the authority to bring about centralized routing administration. As a consequence of the lack of coordination among networks at these public peering points, and in order to avoid the increasing congestion and the potential for resulting data loss at the public network access points, a number of the Internet network service providers have established private interfaces connecting pairs of networks for the exchange of traffic. Although private peering arrangements are helpful for exchanging traffic, they do not overcome the structural and economic shortcomings of the Internet.

The problem of inefficient routing of data traffic on the Internet

The individual Internet network service providers only control the routing of data within their networks, and their routing practices tend to compound the inefficiencies of the Internet. When an Internet network service provider receives a packet that is not destined for one of its own customers, it must route that packet to another Internet network service provider to complete the delivery of the packet on the Internet. Since the use of a public network access point or a private peering point typically involves no economic settlement, an Internet network service provider will often route the data to the nearest point of traffic exchange, in an effort to get the packet off its network and onto a competitor’s network as quickly as possible. In this manner, the Internet network service provider reduces capacity and management burdens on its transport network. Once the origination traffic leaves the network of an Internet network service provider, service level agreements with that Internet network service provider typically do not apply since that carrier cannot control the quality of service on another Internet network service provider’s network. Consequently, in order to complete a communication, data ordinarily passes through multiple networks and peering points without consideration for congestion or other factors that inhibit performance. For customers of conventional Internet connectivity providers, this can result in lost data, slower and more erratic transmission speeds, and an overall lower quality of service. Equally important, these customers have no control over the transmission arrangements and have no single point of contact that they can hold accountable for degradation in service levels, such as poor data transmission performance, or service failures. As a result, it is virtually impossible for a single Internet network service provider to offer a high quality of service across disparate networks.

The growing importance of the Internet for business-critical Internet-based applications

Once primarily used for e-mail and basic information retrieval, the Internet is now being used as a communications platform for an increasing number of business-critical Internet-based applications, such as those relating to electronic commerce, virtual private networks, voice over Internet Protocol, supply chain management, customer service, project coordination, streaming media, and video conferencing and collaboration.

Businesses are unable to benefit from the full potential of the Internet primarily because peering and routing practices, current routing protocols and technologies and the Internet’s architecture were not designed to optimally support today’s large and rapidly growing volume of traffic. The emergence of technologies and applications that rely on network quality and require consistent, high speed data transfer, such as voice over Internet Protocol, virtual private network services, multimedia document distribution and streaming, and audio and video conferencing and collaboration, are hindered by inconsistent performance. We believe that the market for Internet services will be driven by providers that, through superior performance Internet routing services, provide a consistently high quality of service that enables businesses to successfully and cost effectively execute their business-critical Internet-based applications over the public network infrastructures.

Our Solution

Our network access points and proprietary route optimization technology address the inefficiencies of conventional Internet routing practices described above, and provide the following key benefits to our customers:

•	Guaranteed network availability. Our network access points connect multiple major Internet networks, enabling us to offer our customers a domestic service level agreement that guarantees 100 percent network availability, excluding local connections.

•	High performance connectivity. Our proprietary route optimization technology allows us to monitor these major Internet networks and route our customers’ traffic over the best performing Internet path. For customers who use our network access points, our domestic service level agreements guarantee better performance levels than conventional connectivity providers, including less than 45 millisecond latency, a measure of transmission speed, and less than 0.3 percent packet loss, a measure of data loss. For customers who choose to manage their Internet services in-house, we offer our Flow Control Platform, which enables customers to manage Internet traffic costs, performance and operational decisions directly from their corporate locations.

•	Managed Internet-based application services. As a complement to our high performance connectivity solutions, we offer, through arrangements with third parties, managed Internet services such as content distribution, virtual private networking, managed security, managed storage and video conferencing, to support our customers’ business-critical Internet applications.

Our Market Opportunity

We believe we are well positioned to capitalize on the demand for our services. According to Adventis Corporation, a communications industry strategy consulting group, the corporate market for Internet connectivity services in the United States and Europe was estimated to be $19 billion in 2003. More specifically, the corporate market for high performance Internet connectivity services in the United States and Europe was estimated to be $2 billion in 2003. Adventis estimates that the corporate market for high performance Internet connectivity services will grow to $7.3 billion in 2007, representing a compounded annual growth rate of 34%.

We believe that customers requiring high performance Internet connectivity will also demand additional managed Internet services to support their business-critical applications. According to Adventis, the carrier-managed Internet Protocol virtual private networking services market is estimated to increase from approximately $3.8 billion in 2003 to approximately $9.5 billion by 2007. Adventis also estimates that the market for other services such as storage, managed data center services, content delivery network and voice-over-Internet-Protocol will reach $18.9 billion in 2007.

Our Strategy

Our strategy is to extend and enhance our managed Internet connectivity solutions. We believe that by providing high performance Internet connectivity services with complementary managed Internet services, we offer a unique solution that addresses the needs of our customers’ business-critical applications.

Key components of our strategy are to:

•	Provide high performance, managed Internet connectivity services. We will seek to further develop our network access point infrastructure, our proprietary intelligent route control technologies, including our premises-based Flow Control Platform, as well as our network operations centers, to enhance the level of service we provide to our customers. We believe that further enhancements to our proprietary technologies are integral to our ability to continue to penetrate new markets and to provide new value-added, application specific, services to our customers. We intend to further develop our services and may selectively acquire complementary technologies to further expand our existing products and services.

•	Expand our geographic coverage in key markets in the United States and abroad. We intend to expand our geographic reach domestically and internationally, both through internal growth and potential acquisitions, in order to better serve our existing customers and deliver our managed Internet services into new markets.

•	Expand our managed Internet services offerings. We intend to continue to expand our complementary managed service offerings to capitalize on our customers’ demand for additional managed Internet services to support their business-critical applications. We will continue to evaluate additional service offerings, which we may offer directly or through arrangements with third parties, in order to support our Internet-Protocol connectivity customers and to continue to differentiate ourselves from conventional providers. Such services may include, but are not limited to content distribution, virtual private networking, managed security, managed storage and video conferencing.

•	Increase sales of our managed Internet services to large business customers. We will seek to increase our penetration of large business customers by expanding and enhancing the services we offer and through partnering arrangements with third parties.

Our Services

We offer the following services directly and through our partners:

•	Managed Intelligent Routing (Internet Protocol Connectivity): We provide route-optimized Internet connectivity enabling fast, reliable data transfers. Our service level agreements guarantee 100 percent network availability in the United States, excluding local connections, less than 45 millisecond latency and less than 0.3 percent packet loss. Credits are given for loss of availability, outage or packet loss. Our high performance Internet connectivity services are available at speeds ranging from fractional T-1 (256 kilobytes per second) to OC-12 (622 megabytes per second) with Ethernet Connectivity from 10 megabytes per second to 1,000 megabytes per second (Gigabit Ethernet). We charge monthly fees for these services based on both fixed and usage based contracts.

We recently introduced an additional Internet Protocol connectivity service to customers who require some, but not all, of the attributes of our core high-performance services. This service leverages our proprietary intelligent routing technology, but provides less stringent service level commitments. This Internet connectivity solution guarantees 99.5 percent network availability, excluding local connections, less than 85 millisecond latency and less than 1% packet loss in the United States. We charge monthly fees for these services based on fixed and usage based contracts.

•	Flow Control Platform: Our Flow Control Platform is a customer premises-based hardware and software solution that enables customers to manage Internet traffic cost, performance and operational decisions directly from their corporate locations. In addition to the price of the product, we charge annual maintenance fees and provide managed services for this product on an outsourcing basis for a fee.

•	Data Center Services: We operate a number of data centers where customers can host their applications directly on our network to eliminate issues associated with the quality of the local connections. We charge monthly fees based on the amount of square footage that is leased in our data center facilities.

•	Managed Router Services: Our certified engineers provide managed router services to ensure performance of customer Internet routers. We provide management and monitoring services to support intelligent routing, while allowing customers to utilize their existing hardware investments. We charge monthly fees for these hardware management services.

•	Installation Services: We perform installation services necessary to connect our customers’ networks to our service points and collect one-time fees for these services.

•	Content Distribution Network: We offer Web caching and content streaming services as a reseller for Akamai Networks, Inc. We charge monthly fixed and usage-based fees for these services.

•	Virtual Private Network: We offer virtual private networking services that allow customers to send and receive data over a secure site-to-site connection using the public Internet, both utilizing our own technology and as a reseller for Blue Ridge Networks. We charge monthly management fees for these services.

•	Managed Security: We offer intrusion detection and managed firewall services as a reseller for VeriSign and Internet Security Systems, Inc. These security measures include patches, upgrades, log files, alerts, identification of Internet Protocol routing problems, and roll-out management. The customer is also protected from the threat of viruses and hacking. We charge one-time assessment and installation fees as well as monthly maintenance fees for these services.

•	Managed Storage: We offer data backup and restore services as a reseller for ManagedStorage, Inc. We charge monthly maintenance fees for these services.

•	Video Conferencing: We offer a video conferencing service to our customers as a reseller of Hitachi Ltd.’s hardware and software platforms. We charge customers monthly fixed and usage-based fees for these services.

Network Access Points

We provide our services through our 30 network access points, which feature multiple direct high speed connections to major Internet network service providers, including AT&T, Cable & Wireless USA, Level 3 Communications, Global Crossing Telecommunications, Sprint Internet Services, UUNET Technologies, an MCI company, and Verio, a NTT Communications company, as well as Internet Initiative Japan, Inc. and KDDI Corp. in Asia. Our 30 network access points are located in the following 17 metropolitan market areas:

Market	Number of Network Access Points in Market
Atlanta	1
Boston	2
Chicago	2
Dallas	2
Denver	1
Houston	1
London, England	1
Los Angeles	3
Miami	2
New York	3
Philadelphia	2
San Diego and Orange County, California	2
San Francisco	1
San Jose	2
Seattle	2
Washington, DC	2
Tokyo, Japan(1)	1

Total network access points	30

(1)	Through our joint venture with NTT-ME Corp. of Japan

Sales and Marketing

Our sales and marketing objective is to achieve broad market penetration and increase brand name recognition by directly and indirectly targeting business customers that use the Internet for business-critical operations. While we will continue to employ a direct sales approach, we also believe that our market reach and depth can be considerably strengthened by establishing long term relationships with Internet Protocol infrastructure providers, traditional carriers of services to business customers and companies offering specialized Internet Protocol services.

Direct Sales. We have assembled a sales team who have extensive relevant sales experience with a broad range of telecommunications and technology companies. As of November 30, 2003, we had 108 employees engaged in direct sales and customer acquisition and 17 employees engaged in marketing and sales support functions located in our targeted markets. When deploying a new network access point, we form a dedicated team of highly trained technical sales representatives and engineers focused exclusively on the market in which that network access point is located. We believe this localized approach allows us to respond to regional competitive characteristics, educate customers, and identify and close business opportunities better than a centralized sales force.

Strategic Sales. We complement our direct sales resources by providing our services through a number of Internet sales channels, including the following:

•	Specialized Internet Protocol services providers: We have entered into marketing arrangements with VeriSign, Inc., Akamai Technologies, Inc., and Internet Security Systems, Inc., among others, pursuant to which we add the specific services offered by those companies with our capabilities to provide a comprehensive solution to the Internet Protocol services requirements of our customers.

•	Internet Protocol infrastructure providers: We have marketing agreements with Dimension Data Holdings plc, Hitachi, Ltd. and NEC Corporation. In addition, we work closely with Cisco Systems on a number of sales and marketing initiatives.

•	Traditional Carriers: We recently announced a partnership with Telefonica USA, and are exploring relationships with other leading carriers. In addition, our joint venture with NTT-ME, an affiliate of the incumbent Japanese telecommunications company, provides Internap-branded services to Japanese business customers.

Marketing. Our marketing efforts are designed to drive awareness of our products and services, identify qualified leads through various direct marketing campaigns and provide our sales force with product brochures, collateral and relevant sales tools to improve the overall effectiveness of our sales organization. In addition, we conduct public relations efforts focused on cultivating industry analyst and media relationships with the goal of securing media coverage and public recognition of our proprietary Internet communications solutions. Our marketing organization also is responsible for our product strategy and direction based upon primary and secondary market research and the advancement of new technologies.

Customers

We provide services to customers in multiple vertical industry segments, including: financial services, entertainment and media, travel, and technology. In addition, we have a number of government contracts. As of September 30, 2003, we had 1,566 customers, including 70 of the Fortune 1000 companies.

Competition

Our current and potential competition includes:

•	network service providers that provide connectivity services, including AT&T; Cable & Wireless USA; Global Crossing Telecommunications; Qwest Communications International; Level 3 Communications; Sprint Internet Services; UNET Technologies, an MCI company; and Verio, an NTT Communications company;

•	regional Bell operating companies that offer Internet access and managed services;

•	global, national and regional Internet service providers such as Equant, Infonet and Savvis;

•	providers of specific applications or solutions, such as content distribution, security or storage; and

•	software-based, Internet infrastructure companies focused on Internet Protocol route control products such as RouteScience, F5 Networks, Radware.

We compete on the basis of speed and reliability of connectivity, quality of facilities, level of customer service and technical support, price and brand recognition. See “Risk Factors—We may not be able to compete successfully against current and future competitors” beginning on page 7.

Technology

Network access point architecture. Our network access point architecture was engineered to be reliable and scalable. Multiple routers and multiple network access connections provide back-ups in case of the failure of any single network access point circuit or device. Our network access point architecture is designed to grow as our customers’ traffic demands grow and as we add new customers and provide for the addition of significant network access providers as necessary. We only deploy network access points within carrier-grade facilities. All network access points operated by us are equipped with battery backup and emergency generators.

ASsimilator v3 (AS3) intelligent routing technology. Our AS3 Intelligent Routing Technology is a software-based system for Internet Protocol route optimization. The AS3 system is a seamless integration of routing and performance databases, software components that support network and traffic flow analysis, routing policy update and route verification, and traffic and performance reporting. These components interface with our network access point infrastructure, providing the intelligent, high-performance routing characteristics of the network access point.

AS3 assembles the global routing tables advertised by all of our contracted network service providers connected to a given network access point in addition to the available bandwidth to each. It also collects network performance statistics across the Internet. Using this data, the AS3 system then determines the optimal path to each Internet destination for Internet Protocol data traffic and inserts the appropriate routing policies into the network access point infrastructure. As the performance and traffic landscape changes, AS3 adjusts its routing parameters to reflect new optimal paths.

Distributed network management system. We operate a highly scalable proprietary network management system optimized for monitoring network access points. With the use of our distributed network management system, our two network operations centers in Seattle and Atlanta provide real-time monitoring of the networks connected to each network access point, customer circuits, network devices and servers 24 hours a day, seven days a week. This system provides our network operations centers with proactive trouble notification, allowing for identification of variances, frequently before our customers become aware of network problems. This system also captures and provides bandwidth usage reports for billing and customer reports. Data provided by the system is an integral part of our capacity planning and provisioning process, helping us to forecast and plan upgrades before capacity becomes constrained.

Intelligent routing Flow Control Platform. Our Flow Control Platform is a customer premises-based hardware and software route optimization platform delivered in five configurations that enable businesses from small-sized businesses to very large enterprises and content providers to achieve connectivity cost reductions and high performance routing optimization. Benefits of the Flow Control Platform include predictable performance, the ability to evaluate cost, performance and operational trade-offs, and usage and cost metrics to optimize cost and load balance traffic. Our Flow Control Platform is designed for large businesses that either choose to manage their Internet services with in-house information technology expertise or outsource these services to us.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality agreements and other protective measures to protect our proprietary technology, intellectual property, and other proprietary information. INTERNAP is a trademark of Internap, which is registered in the United States. We have a patent portfolio consisting of three U.S. patents and U.S. patent applications, foreign national patents and patent applications and international patent applications filed under the Patent Cooperation Treaty. Our patents and patent applications largely relate to our network access point and premise-based route control technologies, including our route and network management platforms, and other technical aspects of our services. We may file additional trademark and patent applications in the future to seek protection for our brand names and innovations.

Employees

As of November 30, 2003, we had 352 full-time employees in the following categories: 125 employees engaged in sales and marketing, 114 employees engaged in operations, 45 employees engaged in engineering and 68 employees in corporate functions. None of our employees is represented by a labor union, and we have not experienced any work stoppages to date. We consider our employee relations to be good.

Facilities

Our corporate headquarters are located at 250 Williams Street, Atlanta, Georgia 30303. We directly operate seven facilities, including six network access points, under long-term lease arrangements. In addition, we have network access points under occupancy agreements with the applicable landlord or lessor at 24 locations. We believe our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

Legal Proceedings

In July 2001, we and certain of our officers and directors, as well as the underwriters of our initial public offering, or IPO, a number of other companies, or Issuers, individuals and IPO underwriters, were named as defendants in a series of class action shareholder complaints filed in the United States District Court for the Southern District of New York. Those cases are now consolidated under the caption, In re Initial Public Offering Securities Litigation, Case No. 91 MC 92. The consolidated complaint against us is nearly identical to those against the other Issuers and alleges that we, certain of our officers and directors, and our IPO underwriters violated Section 11 of the Securities Act of 1933 based on allegations that our registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The complaint also contains a claim for violation of Section 10(b) of the Securities Exchange Act of 1934 based on allegations that this omission constituted a fraud on investors. The plaintiffs seek unspecified monetary damages and other relief. On or about February 19, 2003, the court denied defendants’ motion to dismiss in substantial part.

In October 2002, the parties agreed to toll the statute of limitations with respect to certain of the named officers and directors, including ours, until September 30, 2003 and on the basis of this agreement, our officers and directors were dismissed from the lawsuit without prejudice. In February 2003, the Court issued a decision denying the motion to dismiss the Section 11 claims against substantially all of the Issuers, including us, and denying the motion to dismiss the Section 10(b) claims against many Issuers, including us. During the summer and fall of 2003, we, along with the substantial majority of Issuers, indirectly participated in discussions with the plaintiffs and our respective insurers regarding a tentative settlement of the lawsuit. The terms of the tentative settlement would provide for, among other things, a release of the Issuers and their officers and directors, including us, from all further liability resulting from plaintiffs’ claims and the assignment to plaintiffs of certain potential claims that the Issuers may have against their IPO underwriters. The tentative settlement also provides that, in the event that plaintiffs ultimately recover less than a guaranteed sum from the IPO underwriters, plaintiffs would be entitled to payment by each participating issuer’s insurer of a pro rata share of any shortfall in the plaintiffs’ guaranteed recovery. We entered into a non-binding memorandum of understanding reflecting the settlement terms described above. In September 2003, in connection with the possible settlement, our officers and directors who had entered tolling agreements with the plaintiffs as described above agreed to extend those agreements so that they would not expire prior to any settlement being finalized. Although we have approved this settlement proposal in principle, it remains subject to a number of procedural conditions, as well as formal approval by the court. Pending definitive settlement, we continue to defend against this lawsuit vigorously.

In addition to the above matters, we currently, and from time to time, are involved in litigation incidental to the conduct of our business. Although the amount of liability that may result from these matters cannot be ascertained, we do not currently believe that, in the aggregate, they will result in liabilities material to our consolidated financial condition, results of operations or cash flow.